Exhibit 99.3

Genius Products, Inc. Management Discusses First Quarter Operating Results Reflecting 469% Revenue Increase

    SAN DIEGO--(BUSINESS WIRE)--May 19, 2004--Genius Products, Inc. (OTCBB:GNPI) today hosted a shareholder conference call to discuss its results for the quarter ended March 31, 2004.
    For the quarter ended March 31, 2004, the Company reported a net revenue increase of 469% to $3,131,389, compared to the same quarter in 2003, due primarily to sales of new DVD products. These new products included the introduction of the new non-branded classic movie and television programming lines, and sales of licensed music products. Management reported that 2 million DVD units were shipped during the quarter, and continues to expand the number of retail outlets for its products, projecting 20,000 retailers by year end. Targeted net revenue for fiscal year 2004 is $20 million, as a result of the planned introduction of the new TV Guide and Hollywood Classics product lines. In addition, the Company plans to introduce new music product titles featuring My Little Pony and The Little Tikes, as well as the redesigned Baby Genius video product line. Genius anticipates deriving approximately 75% of its net revenues for the year from DVD sales and 25% from sales of its music-related properties.
    Gross margins on the Company's products range from approximately 28% to 60% based on a number of sales factors including, but not limited to, quantity-related discounts, right of return options and customized packaging for individual retailers. At present, Genius' management estimated its breakeven net revenue level to range between $3.5-4 million, based on the products sold, the margins associated with these products and other factors and projections.
    The Company increased its sales and marketing activities in connection with the introduction of its new and redesigned product lines. General and administrative expenses increased in the quarter due to higher staffing costs and costs associated with the issuance of options and warrants. Cash and cash equivalent balances presently total $5.6 million.
    Genius Products plans to introduce its Hollywood Classics line bearing the internationally-recognized Hollywood Sign logo to national and international markets as part of its overall branding strategy. The Company acquired the exclusive worldwide rights to use of the Hollywood Sign logo during the quarter ended March 31, 2004.
    The Company reiterated its commitment to building its existing proprietary and licensed brands and to seek out new brands, including those that may be acquired through synergistic acquisitions, and to locate new markets for distribution.

    About Genius Products, Inc.

    Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under Baby Genius(TM), Kid Genius(TM) and other licensed brands such as Guess How Much I Love You(TM), Paddington Bear(TM), Raggedy Ann & Andy(TM) and the AMC(TM) brand name. Our products are distributed at major retail stores nationwide such as Target, Wal-Mart, Kmart, Sams Club, Costco, Toys R Us, Babies R Us, Borders, Best Buy and Shopko. We also license the Baby Genius brand to third-party companies for a variety of products, including books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Playtex, Fazoli's and Child Magazine. Additional information relating to Genius Products, Inc. can be found at the Company's website at www.geniusproducts.com.

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect our business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include our ability to grow our business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in our filings with the Securities and Exchange Commission.

    CONTACT: Genius Products Inc.
             Investor Relations, 858-793-8840
             www.geniusproducts.com